Exhibit 10.23

February 15, 2022

Michael Brower

3482 Paseo Ancho

Carlsbad, CA 92009

Dear Michael:

On behalf of Suneva Medical, Inc. (the “Company”), I am pleased to offer you a full-time position as Chief Financial Officer, reporting Pat Altavilla , President & Chief Executive Officer. We anticipate your start date will be Monday, February 28, 2022. We are confident that you will play an important role in the future success of the Company.

1.	Your initial base rate of pay will be $12,500.00 per bi-weekly pay period ($325,000 on an annualized basis), paid in accordance with the Company’s normal payroll practices. This position is an exempt position, which means you will not be paid overtime.

2.	You will be eligible for an annual discretionary bonus of up to 40% of your annual salary, prorated for 2022 based on individual and Company performance as determined at the sole discretion of the Company’s Board of Directors.

3.	Additionally, you will be eligible to participate in the Company’s stock option program as determined by the Board of Directors or a designated committee thereof. Your recommended new hire stock option grant is 100,000 option shares.

4.	You will participate in the Non-Accrual Paid Time Off program.

5.	You will also be eligible to participate in the Company’s standard benefit program, including medical, dental, and vision insurance programs.

Please note that this letter does not constitute an employment contract and your employment with the Company will be “at-will”, meaning you retain the right to terminate your employment at any time and the Company retains a similar right. In addition, you shall not be entitled to any salary of other benefits until your start date.

This offer letter is contingent upon successful completion of a background check.

The terms and conditions herein are considered confidential. You agree to retain in confidence all information contained in this letter and any information transmitted between the parties pursuant to this letter.

To indicate your acceptance of this employment offer, please sign, date and return to my attention one copy of this offer letter by Friday, February 18,2022 at 12 pm PST. Please note that your written acceptance also confirms that your employment by the Company will not conflict with the terms of any employment, non-competition, confidentiality or similar agreements that you may have with any third parties. You also agree that you remain bound by the Company’s standard employee agreement regarding assignment of inventions, confidentiality, non-solicitation and non-competition.

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Should you have any questions, please feel free to contact me.

Sincerely,

Alicia Davis
Sr. Director, Human Resources

Agreed and Accepted:

Name: Michael Brower